Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, $0.0001 par value per share	51,802,299	$0.7467	$38,680,776.70	$5,709.28

(1)

This Registration Statement registers 51,802,299 shares of common stock. This Registration Statement also covers, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of shares of common stock, and warrants to purchase common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, the maximum offering price per share and maximum aggregate offering price are based on the average of the $0.7770 (high) and $0.7163 (low) sale price of the registrant’s common stock as reported on the New York Stock Exchange (“NYSE”) on January 2, 2024, which date is within five business days prior to the filing of this Registration Statement.